EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, dated as of December 13, 2017, by and between AT Investment Advisers, Inc. (the "Adviser") and The Advisors' Inner Circle Fund (the "Trust") (the "Agreement"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Fund," and collectively, the "Funds").

WHEREAS, the Trust is a Massachusetts voluntary association (commonly known as a business trust) organized under an Agreement and Declaration of Trust, dated July 18, 1991, as amended and restated as of February 18, 1997 and amended May 15, 2012 (the "Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated September 3, 2013, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, each Fund will be the successor to a series of Trust for Professional Managers ("TPM" and each such series thereof, a "Predecessor Fund"), whereby (i) each Fund will acquire the assets and assume the liabilities of its corresponding Predecessor Fund in exchange for Institutional Class shares of the Fund of equal value to the net assets of the Predecessor Fund and (ii) each Predecessor Fund will distribute the corresponding Fund shares to its shareholders, in connection with the liquidation of the Predecessor Fund (each, a "Reorganization");

WHEREAS, Geneva Advisors, LLC ("Geneva"), the prior investment adviser to each Predecessor Fund, completed the sale of 100% of its equity to the Adviser's corporate parent effective August 31, 2017 (the "Transaction");

WHEREAS, Prior to the Transaction, Geneva had been waiving investment advisory fees and reimbursing Predecessor Fund expenses in an amount necessary to ensure that each Predecessor Fund's total annual operating expenses (exclusive of certain expenses) did not exceed 1.10% of the average net assets of each Predecessor Fund's Class I shares and 1.45% of the average net assets of each Predecessor Fund's Class R shares (each, a "Predecessor Fund Expense Cap") pursuant to an expense limitation agreement with TPM (such amounts waived and/or reimbursed are hereinafter defined as "Geneva Predecessor Fund Waivers and Reimbursements");

WHEREAS, the Adviser has been serving as investment adviser to each Predecessor Fund since the closing of the Transaction and has been waiving investment advisory fees and reimbursing Predecessor Fund expenses in an amount necessary to maintain each Predecessor Fund's total annual operating expenses at each Predecessor Fund's Predecessor Fund Expense Cap pursuant to an expense limitation agreement with TPM and intends to continue to do so until the close of each Reorganization (such amounts waived and/or reimbursed are hereinafter defined as "Adviser Predecessor Fund Waivers and Reimbursements" and together with Geneva Predecessor Fund Waivers and Reimbursements, "Predecessor Fund Waivers and Reimbursements");

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WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund's expense ratios at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto;

WHEREAS, in connection with its obligation to maintain each Fund's expense ratios at the Maximum Annual Operating Expense Limit, the Adviser shall be entitled to a Reimbursement Amount (as hereinafter defined), as provided in
Section 2 hereof;

WHEREAS, each of the Trust and the Adviser have agreed that each Reimbursement Amount shall include Predecessor Fund Waivers and Reimbursements available to be reimbursed to the Adviser in accordance with the methodology provided in Section 2; and

WHEREAS, this Agreement shall become effective with respect to each Fund as of the date of the closing of its respective Reorganization.

NOW THEREFORE, the parties hereto agree as follows:

1.   EXPENSE LIMITATION.

1.1. APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business and amounts payable pursuant to any plan adopted in accordance with Rule 12b-1 under the 1940 Act (collectively, "Excluded Expenses")) and expenses for which payment has been made through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in
Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.

1.2. MAXIMUM ANNUAL OPERATING EXPENSE LIMIT. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund. That Maximum Annual Operating Expense Limit for each Fund contemplates that certain expenses for each Fund may be paid through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund.

1.3. METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. For the avoidance of doubt, the parties agree that Fund Operating Expenses shall not include Excluded Expenses. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.


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1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.   REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

2.1. REIMBURSEMENT. If in any year in which the Advisory Agreement is still in effect and the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to Section 1 hereof and for Predecessor Fund Waivers and Reimbursements. The total amount of reimbursement to which the Adviser may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to Section 1 hereof, and for Predecessor Fund Waivers and Reimbursements made, during any of the previous three (3) fiscal years, less (i) with respect to a Fund, any reimbursement previously paid by such Fund to the Adviser, pursuant to this Section 2, with respect to such waivers, reductions, and payments, and (ii) with respect to a Predecessor Fund, any reimbursements previously paid by such Predecessor Fund to the Adviser or Geneva with respect to such Predecessor Fund Waivers and Reimbursements. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

2.2. BOARD NOTIFICATION. The Fund shall provide to the Board a quarterly report of any reimbursements paid to the Adviser pursuant to this Agreement.

2.3. METHOD OF COMPUTATION. To determine each Fund's accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this
Section 2 shall be a liability of the Fund for purposes of determining the Fund's net asset value.


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2.4. PAYMENT AND YEAR-END ADJUSTMENT. Amounts accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

3.   TERM AND TERMINATION OF AGREEMENT.

This Agreement shall continue in effect with respect to each Fund until the date indicated on Schedule A ("Initial Term End Date") and shall thereafter continue in effect from year to year for successive one-year periods, provided that this Agreement may be terminated, without payment of any penalty:

     (i)  by the Trust, for any reason and at any time;

     (ii) by the Adviser, for any reason, upon ninety (90) days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the Initial Term End Date or as of the close of business on the last day of the then-current one-year period, as appropriate, or at such earlier time provided that such termination is approved by majority vote of the Trustees and the Independent Trustees voting separately; and

    (iii) automatically upon the termination of the Advisory Agreement.

4.   MISCELLANEOUS.

4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust's Declaration of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the Commonwealth of Massachusetts. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.


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4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.4. ENFORCEABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

4.5. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law principles thereof, and the parties consent to the jurisdiction of courts, both state or federal, in the Commonwealth of Massachusetts, with respect to any dispute under this Agreement.

4.6. AMENDMENT. This Agreement may not be amended except pursuant to a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

4.7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

4.8. ENTIRE AGREEMENT. This Agreement, including any schedules hereto (each of which is incorporated herein and made a part hereof by these references), represents the entire agreement and understanding of the parties hereto, and shall supersede any prior agreements.


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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

THE ADVISORS INNER CIRCLE FUND,
on behalf of each series of the Trust set forth in Schedule A

/s/ Dianne M. Descoteaux
-----------------------------------
Name: Dianne M. Descoteaux
Title: Vice President and Secretary


AT INVESTMENT ADVISERS, INC.

/s/ Kenneth Kozanda
-----------------------------------
Name: Kenneth Kozanda
Title: Managing Director



                              -  Signature Page  -
                       ATIA Expense Limitation Agreement
                AT All Cap Growth Fund and AT Equity Income Fund



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                                   SCHEDULE A

                    MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

                            MAXIMUM ANNUAL OPERATING
NAME OF FUND                EXPENSE LIMIT                INITIAL TERM END DATE
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AT All Cap Growth Fund      1.10%                        February 28, 2020
AT Equity Income Fund       1.10%                        February 28, 2020